Exhibit 99.1

WEST HARTFORD, Conn. — Colt Defense LLC (the “Company”) announced today that it has entered into a new $70 million senior secured term loan facility with Morgan Stanley Senior Funding Inc. (the “MS Facility”).  Proceeds from the MS Facility will be used to repay all amounts outstanding under the Company’s existing term loan agreement dated as of July 12, 2013 and provide additional liquidity, including to allow the Company to make the $10.9 million interest payment due November 17, 2014 under the indenture governing its existing senior notes.  The credit agreement governing the MS Facility (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s existing term loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.  The lenders under the Company’s existing credit agreement dated as of September 29, 2011 (the “ABL Credit Agreement”) have also agreed to amendments to the ABL Credit Agreement necessary for the Company to enter into the MS Facility.  The Company believes that the MS Facility will provide it with the time and flexibility necessary to support its medium and long term objectives.

About Colt Defense LLC

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes. Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era. The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction. Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial. We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada. More information on Colt Defense LLC is available at www.colt.com and www.coltcanada.com.

Contact

Colt Defense LLC

Sheri Miller

1-860-236-6311 x1505